Services Agreement

This Services Agreement (“Agreement”), effective May 26th, 2011 (“Effective Date”), is entered into between Zarlink Semiconductor Inc., having its corporate headquarters at 400 March Road, Ottawa, Ontario, K2K 3H4, on behalf of itself and its wholly-owned subsidiaries (collectively “Zarlink”) and Kirk Mandy, a business  executive, residing at 234 Old Quarry Road, Woodlawn, Ontario, KOA 3MO.

1.           Services:  Contractor agrees to perform the services (“Services”) set forth in Appendix A:  attached hereto in accordance with the provisions of this Agreement .
2.           Compensation:  Zarlink shall pay Contractor a fixed monthly fee for Services performed in accordance with this Agreement as set out in Appendix A (“Fees”). With the exception of Reimbursable Expenses (as defined herein), Zarlink shall not be liable to pay Contractor any amount in excess of the maximum Fees specified in Appendix A.
3.            Expenses:  Zarlink shall reimburse Contractor for all reasonable expenses directly incurred and paid by Contractor for Contractor’s travel and accommodations while performing the Services (“Reimbursable Expenses”), provided Zarlink authorized the incurring of such Reimbursable Expenses in advance and in writing and such Expenses conform with Zarlink’s travel policies.
5.           Invoices: Contractor shall submit invoices for Fees and Reimbursable Expenses to Zarlink’s address set forth above, supported by receipts.  Zarlink shall pay Contractor within thirty (30) days after the date Zarlink approves Contractor's invoice(s) for payment.
6.           Rights in Work Product:  Zarlink shall own exclusively all the results and/or items produced or to be produced by delivery and/or rendering of the Services.
7.           Taxes:  Fees shall be exclusive of all sales, harmonized sales, use and value-added taxes.
8.           Confidentiality:
(a) Contractor shall retain in confidence all confidential information which belongs to Zarlink, its licensors and its other suppliers, and which Contractor may either obtain from Zarlink for use in connection with or otherwise develop or produce in connection with Contractor’s performance of the Services.  Contractor shall not do any of the following acts with respect to such confidential information without obtaining the prior written consent of Zarlink:
(i)	disclose or make available any such confidential information to any third party except as may reasonably be required to perform the Services, or
(ii)
use, directly or indirectly, except for the performance of the Services under this Agreement, any such  confidential information for Contractor’s private benefit or for the benefit of any third party, unless:

(x) such confidential information was known to Contractor (as evidenced by  its written record) or was in the public domain prior to the time Contractor obtained same from Zarlink in connection with Contractor’s performance of the Services;

(y) such confidential information was lawfully disclosed to Contractor by a third party who did not receive same, directly or indirectly, from Zarlink and who was under no obligation of secrecy with respect thereto and imposed no obligation of secrecy with respect thereto on Contractor; or

(z) such confidential information, subsequent to its disclosure by Zarlink to Contractor or Contractor otherwise developing or producing same in connection with Contractor’s performance of the Services,  becomes generally available to the public through no fault of Contractor.

(b) Zarlink and Contractor agree that the phrase "confidential information" for purposes of this Agreement includes, without limitation, board related, corporate governance and regulatory compliance matters, business and financial information such as financial results, business and strategic plans, sales, vendor and customer lists, production schedules, product costs,  and other business, technical and scientific information not yet announced or disclosed in any other way to the public.
(c) Contractor shall use no less than reasonable care to prevent the unauthorized use, disclosure or publication of the confidential information.  The obligations contained in this Section 8 shall continue to be binding until the effective date of any of the events specified in paragraphs 8 (a), (x), (y) or (z) above.  All confidential information shall be delivered or returned by Contractor to Zarlink upon receipt by Contractor of a written request from Zarlink for such return.

9. Term & Termination:
(a) This Agreement shall be effective on the Effective Date and have a term of one (1) year.
(b) Either party may sooner terminate this Agreement if the other party defaults in the performance of any material obligation to be performed by it pursuant to this Agreement other than the obligation to pay any sum when required to be paid by it pursuant hereto and any such default continues for more than thirty (30) days after the other party has given written notice to it specifying such default and demanding that the same be remedied, or in the case of any such default which cannot be remedied within thirty (30) days, if it fails to proceed promptly to remedy any such default after the other party has given such notice.
(c) If this Agreement is terminated for cause by Contractor, Zarlink shall pay Contractor Fees for the Services completed by Contractor in accordance with this Agreement, and reimburse Contractor for the Reimbursable Expenses actually incurred and paid by Contractor in accordance with this Agreement, as of the effective date of termination.   If this Agreement is terminated for cause by Zarlink, Zarlink shall only pay the Contractor Fees for the market value of the Services actually received and used by Zarlink (such market value to be determined by what a reasonable third party in Zarlink’s position would pay for the Services on an “as is” basis, at the effective date of termination) and Reimbursable Expenses actually incurred in accordance with this Agreement as of the effective date of termination.
10. Liability:
(a)  Contractor shall indemnify and hold harmless Zarlink from all damages, expenses, costs (including reasonable attorneys’ fees) and other liabilities arising from Contractor’s gross negligence or reckless acts or omissions in connection with Contractor’s obligations under this Agreement, including Contractor’s performance of the Services.
(b)  Neither party shall be liable to the other for any special, indirect, exemplary or consequential damages.
11. Independent Contractor: Contractor shall perform the Services as an independent contractor.  Nothing in this Agreement shall be construed to create or imply a joint venture, partnership, principal-agent or employment relationship between the parties.
12. Conflicts: Contractor while this Agreement is in effect may supply similar or other services to third parties, provided that such services do not interfere with the provision of the Services to Zarlink contemplated herein or are not in breach of any restrictive covenant binding Contractor to Zarlink with regards to non-competition and non-solicitation, unless Contractor obtains Zarlink’s prior written authorization.
13. Assignment:  This Agreement is personal to Contractor.  Contractor may not assign or delegate his obligations under this Agreement without Zarlink’s prior written consent.
14. Laws:  This Agreement shall be governed by the laws of the Province of Ontario, Canada.   Contractor shall comply with all applicable laws and regulations of any governmental body having jurisdiction relating to the Services, including without limitation, laws relating to occupational health and safety, employment standards, and workers’ compensation.
15. Dispute Resolution:  The parties shall make reasonable efforts to resolve all disputes informally.  Absent such agreement either party may seek to have any outstanding disputes resolved through court proceedings, arbitration or mediation.
16. Waiver:  The waiver of any breach of this Agreement, by either party, does not constitute a waiver or any other provision of this Agreement. If any provision of this Agreement shall be held to be invalid or unenforceable in any jurisdiction, such provision shall as to such jurisdiction be severable herefrom and of no force and effect without invalidating the remaining provisions hereof, and this Agreement shall continue in full force and effect as if same had not been a part hereof.  However, such finding in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction where same is not invalid or unenforceable.

17. Severability; Survival:  The invalidity or unenforceability of any term or provision hereof shall in no way affect the validity or enforceability of any other term or provision.
18. Entire Agreement:  This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior communication, contracts or understandings, written or oral, with respect thereto.

KIRK MANDY                                                                                     ZARLINK SEMICONDUCTOR INC.

/s/ Kirk Mandy                                                                      /s/ Renato Pontello
Signature:                                                                              Signature:

Name:                                                                                     Name:

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Date:                                                                                      Date:

APPENDIX A

A. Scope of Services:

Assist in the transition to Zarlink’s new CEO, by providing advice, recommendations,  introductions and other information to the CEO and other members of Zarlink’s Executive Management Team, and to perform such other special projects and activities as may be requested by the Board of Directors or the new CEO in regards to such transition, and be agreed to by Contractor, which agreement may not be unreasonably withheld by Contractor.

B. Duration of Services

Term of 1 year, commencing May 26th, 2011and ending May 25th, 2012.

C.           Fees

$1,000,000.00 CDN excluding harmonized sales tax, over the term of the 1 year, in arrears in equal monthly payments, for Services rendered, payable within thirty (30) days of receipt of Contractor’s monthly invoice, plus Reimbursable Expenses.

Should the terms and conditions of this Appendix A conflict with the terms and conditions of the Agreement, the terms and conditions of this Appendix A shall prevail to the extent of such inconsistency.

KIRK MANDY                                                                                     ZARLINK SEMICONDUCTOR INC.

/s/ Kirk Mandy                                                                      /s/ Renato Pontello
Signature:                                                                                      Signature:

Name:                                                                                             Name:

Title:                                                                                              Title:

Date:                                                                                              Date: